This Amended Preliminary Pricing Supplement is being filed to correct the amount of variable selling concession paid to selected dealers not affiliated with Citigroup Global Markets Inc.

Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-172554 and 333-172554-01
The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2012
PRICING SUPPLEMENT NO. 2012—MTNDG0198 DATED MARCH     , 2012
(TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D
CITIGROUP FUNDING INC.
Callable 3-Month USD-LIBOR-BBA and S&P 500® Index Linked Range Accrual Notes Due March    , 2027
$1,000 per Note
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
•	The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The principal amount and issue price of each note is $1,000.
•
If not previously called by us, the notes have a maturity of 15 years and will mature on March    , 2027 (expected to be March 20, 2027).  At maturity you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.  Interest will only be payable on the maturity date and earlier interest payment dates, as explained below.  You will receive your payment at maturity and final interest payment, if any, on March    , 2027 (expected to be March 20, 2027) or, if that day is not a business day, the immediately following business day.  No additional interest will accrue on the notes during this period.  From and including the issue date, the amount of interest, if any, payable to you will depend on both 3-Month USD-LIBOR-BBA, which we refer to as the LIBOR reference rate, and the closing value of the S&P 500® Index, which we refer to as the underlying index.  All payments on the notes are subject to the credit risk of Citigroup Inc.

•
From and including the issue date, interest will accrue on the notes at an annual rate of 7.00%, but only for each day during the applicable accrual period described below on which both (i) the LIBOR reference rate is within the LIBOR reference rate range of 0.00% to 6.00%, inclusive, and (ii) the closing value of the underlying index is greater than or equal to the index reference level, which will equal 75% to 80% (to be determined on the pricing date) of the closing value of the underlying index on the date we price the notes for initial sale to the public (the “pricing date”), which is expected to be March 15, 2012.  If on each day for an entire accrual period either (i) the LIBOR reference rate is outside the LIBOR reference rate range or (ii) the closing value of the underlying index is less than the index reference level, then no interest will accrue on the notes for that accrual period and you will not receive any interest payment on the related interest payment date. If on any day in a particular accrual period either (i) the LIBOR reference rate is outside the LIBOR reference rate range or (ii) the closing value of the underlying index is less than the index reference level, the per annum interest payable for that accrual period, if any, will be less, and possibly significantly less, than 7.00%.

•
Interest on the notes, if any, is payable quarterly on each March    , June    , September    and December    (expected to be March 20, June 20, September 20 and December 20 respectively), beginning June    , 2012 (expected to be June 20, 2012).

•
The accrual period is the period beginning on and including the issue date to but excluding the immediately following interest payment date, and each successive period from and including an interest payment date to but excluding the next interest payment date.  For the last four business days in an accrual period, the LIBOR reference rate or the closing value of the underlying index, as applicable, will not be observed and will be assumed to be the same as the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such unobserved days.

•
We may call the notes, in whole and not in part, for mandatory redemption on any interest payment date beginning March    , 2014 (expected to be March 20, 2014), upon not less than five business days’ notice.  Following an exercise of our call right, you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.

•	At maturity, if the notes have not previously been redeemed, you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.
•	The notes will not be listed on any securities exchange.
Investing in the Notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Notes” beginning on page PS-9.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Note		Total
Public Offering Price	$1,000.00		$
Underwriting Fee	$35.00	(1)	$
Proceeds to Citigroup Funding Inc.	$965.00	(2)	$
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of  up to $35.00 for each $1,000 note sold in this offering.  The actual underwriting fee per note will be equal to $35.00 for each note sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. Citigroup Global Markets Inc. will pay certain broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, a fixed selling concession, and financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $35.00 for each note they sell. Citigroup Global Markets Inc. will pay selected dealers not affiliated with Citigroup Global Markets Inc. a variable selling concession of up to $35.00 for each note they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

(2) The per note proceeds to Citigroup Funding Inc. indicated above represent the minimum per note proceeds to Citigroup Funding Inc. for any note, assuming the maximum per note underwriting fee of $35.00. As noted in footnote (1), the underwriting fee is variable.

Citigroup Global Markets Inc. expects to deliver the notes to purchasers on or about March      , 2012.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A

What Are the Notes?

The Callable 3-Month USD-LIBOR-BBA and S&P 500® Index Linked Range Accrual Notes Due March    , 2027 (the “notes”) are callable securities offered by Citigroup Funding Inc. (“Citigroup Funding”) and have a maturity of 15 years.

Unlike ordinary debt securities, the notes do not provide for regular payment of interest.  From and including the issue date, interest will accrue on the notes at an annual rate of 7.00%, but only for each day during the applicable accrual period on which both (i) the 3-Month USD-LIBOR-BBA rate appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time (the “LIBOR reference rate”) is within a range from and including 0.00% to and including 6.00% (the “LIBOR reference rate range”) and (ii) the closing value of the S&P 500® Index (the “underlying index”) is greater than or equal to the “index reference level,” which will be equal to 75% to 80% (to be determined on the pricing date) of the closing value of the underlying index on the date we price the notes for initial sale to the public, which is expected to be March 15, 2012.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level, then no interest will accrue on the notes for that accrual period and you will not receive any interest payment on the related interest payment date.  Additionally, if either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level on any elapsed day during a particular accrual period, you will not receive the entire contingent coupon of 7.00% per annum for the related accrual period. We refer to the coupon on the notes as contingent because there is no assurance that you will receive a coupon payment on any interest payment date, or, if you do receive a coupon, there can be no assurance that it will be the full 7.00% per annum.

The notes mature on March    , 2027 (expected to be March 20, 2027), which we refer to the “maturity date.”  If the maturity date falls on a day that is not a business day, the payment to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the maturity date, and no additional interest will accrue as a result of such delayed payment.  We may call the notes, in whole and not in part, for mandatory redemption on any quarterly interest payment date beginning March    , 2014 (expected to be March 20, 2014) upon not less than five business days’ notice.  Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of notes you then hold on that interest payment date, plus accrued and unpaid interest, if any.

The notes are a series of unsecured senior debt securities issued by Citigroup Funding.  Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the notes, including any payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each note represents a principal amount of $1,000.  You may transfer the notes only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the Notes?

On any quarterly interest payment date, you will receive interest, which may be 0%, depending on both the LIBOR reference rate and the value of the underlying index on each day during the related accrual period, as described below.  We expect to pay interest, if any, in cash quarterly on each March    , June    , September    and

December    (expected to be March 20, June 20, September 20 and December 20 respectively), beginning June    , 2012 (expected to be June 20, 2012).  We refer to each of these quarterly payment dates as an “interest payment date.”  We refer to the period beginning on and including March    , 2012 (expected to be March 20, 2012) to but excluding the immediately following interest payment date, and each successive period from and including an interest payment date to but excluding the next interest payment date, as an “accrual period.”  From and including the issue date, the notes will pay a contingent quarterly coupon for the applicable accrual period of 7.00% per annum multiplied by the number of accrual days and divided by the number of elapsed days during that accrual period.  We refer to a calendar day during the relevant accrual period as an “elapsed day.” We refer to an elapsed day on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing value of the underlying index is greater than or equal to the index reference level as an “accrual day.”  For the last four business days in an accrual period, the LIBOR reference rate and the closing value of the underlying index will not be observed and will be assumed to be the same as the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such unobserved days. If the LIBOR reference rate or the closing value of the underlying index is not available on an elapsed day for any reason (including weekends and holidays), then the LIBOR reference rate and the closing value of the underlying index for such elapsed day will be assumed to be the same as the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such elapsed day.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level, then no interest will accrue on the notes for that accrual period and you will not receive any interest payment on the related interest payment date.  If on any day in a particular accrual period either (i) the LIBOR reference rate is outside the LIBOR reference rate range or (ii) the closing value of the underlying index is less than the index reference level, the per annum interest payable for that accrual period, if any, will be less, and possibly significantly less, than 7.00%.  The per annum interest rate calculated for any quarterly accrual period is applicable only to that quarterly accrual period; interest payments for any other quarterly accrual period will vary and may be zero.

The interest payment amount per note for any quarterly accrual period will equal the product of $1,000 and the per annum contingent quarterly coupon applicable to that quarterly accrual period divided by 4.

The structure of the interest payments on the notes differs from notes that bear interest at a fixed rate.  You should understand how the interest rate calculations work before you decide to invest in the notes.  You can find more information in the section “Description of the Notes—Interest” in this pricing supplement.

Where Can I Find Examples of Hypothetical Interest Payments?

For a table setting forth examples of hypothetical amounts you could receive on each quarterly interest payment date after issuance of the notes, see “Description of the Notes—Hypothetical Amounts Payable” below.

What Will I Receive at Maturity of the Notes?

Unless previously called by us, the notes will mature on March    , 2027 (expected to be March 20, 2027).  At maturity, you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.  If March    , 2027 (expected to be March 20, 2027) is not a business day, you will receive your payment at maturity on the immediately following business day.  No additional interest will accrue on the notes during this period.

What Will I Receive if Citigroup Funding Calls the Notes?

We may call the notes, in whole and not in part, for mandatory redemption on any interest payment date beginning on March    , 2014 (expected to be March 20, 2014) upon not less than five business days’ notice to holders of the notes in the manner described in the section “Description of the Notes—Call Right” in this pricing supplement.  If we exercise our call right, you will receive an amount in cash equal to 100% of the principal amount of notes you then hold on that interest payment date, plus accrued and unpaid interest, if any.  If we call the notes on an interest payment date that is not a business day, your payment will be made on the next succeeding business day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

Beginning March    , 2014 (expected to be March 20, 2014), it is more likely that we will call the notes prior to their maturity if (i) the LIBOR reference rate is within the LIBOR reference rate range, (ii) the closing value of the underlying index is greater than or equal to the index reference level and (iii) the quarterly interest payment on the notes is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.  If we call the notes, you may not be able to invest in other securities with a similar yield and level of risk.  You should refer to “Risk Factors Relating to the Notes—The Notes Are Subject to Our Redemption Right” and “Risk Factors Relating to the Notes—The Level of the LIBOR Reference Rate and the Value of the Underlying Index Will Affect Our Decision to Call the Notes” for further information.

What Will I Receive if I Sell the Notes Prior to Call or Maturity?

You will receive 100% of the principal amount of your notes only if you hold the notes at call or maturity.  If you choose to sell your notes before the notes are called or mature, you are not guaranteed and should not expect to receive the full principal amount of the notes you sell.  You should refer to the sections “Risk Factors Relating to the Notes—The Market Price of the Notes Will Be Influenced by Many Unpredictable Factors” and “—The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited” in this pricing supplement for further information.

Who Publishes 3-Month USD-LIBOR-BBA and What Does It Measure?

3-Month USD-LIBOR-BBA is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. On any date of determination, 3-Month USD-LIBOR-BBA will equal the rate for 3-Month USD-LIBOR-BBA appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time on that date (as described in the section “Description of the Notes—Interest”).

How Has 3-Month USD-LIBOR-BBA Performed Historically?

We have provided a table showing the high, low and end-of-quarter levels of 3-Month USD-LIBOR-BBA for each quarter in the period from January 2, 2007 to February 9, 2012, as well as a graph showing the levels of 3-Month USD-LIBOR-BBA on each day such levels were available from January 2, 2007 to February 9, 2012. You can find the table and the graph in the section “Description of 3-Month USD-LIBOR-BBA—Historical Data on 3-Month USD-LIBOR-BBA” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of 3-Month USD-LIBOR-BBA in recent years. However, past performance is not indicative of how 3-Month USD-LIBOR-BBA will perform in the future.

Who Publishes the S&P 500® Index and What Does It Measure?

Unless otherwise stated, all information on the S&P 500® Index provided in this pricing supplement is derived from publicly available sources. The S&P 500® Index is published by Standard & Poor’s Financial Services LLC (“S&P”) and is intended to provide an indication of the pattern of common stock price movements in the large capitalization segment of the U.S. equity market. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of February 9, 2012, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. For further information on the S&P 500® Index, including its makeup, method of calculation and changes in its components, see “Description of the S&P 500® Index” in this pricing supplement.

An investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the S&P 500® Index.

How Has the S&P 500® Index Performed Historically?

We have provided a table showing the high, low and end-of-quarter closing values of the S&P 500® Index for each quarter in the period from January 2, 2007 to February 9, 2012 as well as a graph showing the closing values of the S&P 500® Index on each day such closing values were available from January 2, 2007 to February 9, 2012. You can find the table and the graph in the section “Description of the S&P 500® Index—Historical Data on the S&P 500® Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the S&P 500® Index in recent years. However, past performance is not indicative of how the S&P 500® Index will perform in the future.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

The notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes and the remainder of this discussion is based on this treatment.  Stated interest on the notes will be taxable to a United States holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting.  Upon the sale or other taxable disposition of a note, a United States holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and the holder’s adjusted tax basis in the note.  A United States holder’s adjusted tax basis in a note will equal the cost of the note to the holder.  Such gain or loss generally will be long-term capital gain or loss if the United States holder has held the note for more than one year at the time of disposition.

Non-United States holders (as defined in the accompanying prospectus supplement) generally will not be subject to U.S. federal withholding or income tax with respect to interest paid on and amounts received on the sale, exchange or retirement of the notes if they fulfill certain certification requirements.  Special rules apply to non-United States holders whose income and gain on the notes are effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.  Citigroup Funding is a wholly owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), is the underwriter for the offering and sale of the notes.  After the initial offering, Citigroup Global Markets and/or other of our affiliated dealers may, but are not obligated to, buy and sell the notes to create a secondary market for holders of the notes and may engage in other activities described in the section “Plan of Distribution; Conflicts of Interest” in this pricing supplement, the accompanying prospectus supplement and prospectus.  However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities or continue those activities once it has started them.

Citigroup Global Markets will also act as calculation agent for the notes.  As calculation agent, Citigroup Global Markets will make determinations with respect to the notes.  You should refer to “Risk Factors Relating to the Notes—The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures, related to 3-Month USD-LIBOR-BBA and/or the underlying index and/or stocks that constitute the underlying index. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

PRELIMINARY TERMS

Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.
Notes:	Callable 3-Month USD-LIBOR-BBA and S&P 500® Index Linked Range Accrual Notes due March , 2027
Pricing date:	The date on which the notes are priced for initial sale to the public, which is expected to be March 15, 2012.
Original issue date:	March , 2012 (three business days after the pricing date)
Maturity date:
March    , 2027 (expected to be March 20, 2027). If the maturity date falls on a day that is not a business day, the payment to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the maturity date, and no additional interest will accrue as a result of such delayed payment.

Issue price:	$1,000 per note
Principal amount:	$1,000 per note
Aggregate principal amount:	$
Payment at maturity:	$1,000 per note, plus any accrued and unpaid interest
Interest payment:
7.00% per annum, but only accruing on each day during the accrual period on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing value of the underlying index is greater than or equal to the index reference level.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level, then no interest will accrue on the notes for that accrual period and you will not receive any interest payment on the related interest payment date.  Additionally, if either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level on any elapsed day during a particular accrual period, you will not receive the entire contingent coupon of 7.00% per annum for the related accrual period.

It is possible that the LIBOR reference rate could remain outside the LIBOR reference rate range or the closing value of the underlying index could remain below the index reference level for extended periods of time or even throughout the term of the notes so that the interest you receive will be 0.00% per annum.  The interest rate is a variable rate that may be as low as 0.00% or as high as 7.00% per annum for any particular accrual period.

Interest payment dates:
Each March    , June    , September    and December    (expected to be March 20, June 20, September 20 and December 20 respectively), beginning June    , 2012 (expected to be June 20, 2012).  If any such date is not a business day, then the interest payment to be made on that interest payment date will be made on the next succeeding business day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

Day-count convention:
The interest payment amount per note for any quarterly accrual period will equal the product of $1,000 and the per annum contingent quarterly coupon applicable to that quarterly accrual period divided by 4.

LIBOR reference rate:
On any day, the 3-Month USD-LIBOR-BBA rate appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time, on such day, or if not available on such day, as set forth in the definition of “accrual day” below.

LIBOR reference rate range:	0.00% to 6.00%, inclusive
Underlying index:	S&P 500® Index
Index reference level:	75% to 80% of the closing value of the underlying index on the pricing date. The actual index reference level will be determined on the pricing date.
Accrual period:
The period from and including March    , 2012 (expected to be March 20, 2012) to but excluding the immediately following interest payment date, and each successive period from and including an interest payment date to but excluding the next interest payment date.

Accrual day:
An elapsed day on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing value of the underlying index is greater than or equal to the index reference level.  For the last four business days in an accrual period, the LIBOR reference rate and the closing value of the underlying index will not be observed and will be assumed to be the same as the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such unobserved days. If the LIBOR reference rate or the closing value of the underlying index is not available on an elapsed day for any reason (including weekends and holidays), then the LIBOR reference rate and the closing value of the underlying index for such elapsed day will be assumed to be the same as the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such elapsed day.

Elapsed day:	Each calendar day during the relevant accrual period.
Business day:
Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Call right:
We may call the notes, in whole and not in part, for mandatory redemption on any quarterly interest payment date beginning March    , 2014 (expected to be March 20, 2014) upon not less than five business days’ notice.  Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of notes you then hold on that interest payment date, plus accrued and unpaid interest, if any. If we call the notes on an interest payment date that is not a business day, your payment will be made on the next succeeding business day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

Risk factors:	Please see “Risk Factors Relating to the Notes” beginning on page PS-9.
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Clearing and settlement:	DTC
Listing:	The notes will not be listed on any securities exchange.
Calculation agent:	Citigroup Global Markets Inc.
Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
CUSIP:	1730T0WE5
ISIN:	US1730T0WE53

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities, an investment in the notes entails significant risks not associated with an investment in conventional debt securities, including, among other things, fluctuations in 3-Month USD-LIBOR-BBA and the value of the S&P 500® Index and other events that are difficult to predict and beyond our control.

The Notes Do Not Provide for Regular Interest Payments

The terms of the notes differ from those of ordinary debt securities in that they do not provide for regular payments of interest.  From and including the issue date, interest will accrue on the notes at an annual rate of 7.00%, but only for each day during the applicable accrual period on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing value of the underlying index is greater than or equal to the index reference level.  If on each day for an entire accrual period either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level, then no interest will accrue on the notes for that accrual period and you will not receive any interest payment on the related interest payment date.  Additionally, if either the LIBOR reference rate is outside the LIBOR reference rate range or the closing value of the underlying index is less than the index reference level on any elapsed day during a particular accrual period, you will not receive the entire contingent coupon of 7.00% per annum for the related accrual period.  Thus, the notes are not a suitable investment for investors who require regular fixed income payments, since the interest payments are variable and may be zero.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

The Notes Are Subject to Our Redemption Right

The term of the notes, and thus your opportunity to earn an above-market coupon if both (i) the LIBOR reference rate is consistently within the LIBOR reference rate range and (ii) the closing value of the underlying index is consistently greater than or equal to the index reference level on elapsed days, may be limited by our right to redeem the notes at our option on any interest payment date, beginning March    , 2014 (expected to be March 20, 2014).  The term of your investment in the notes may be limited to as short as two years.  If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The Level of the LIBOR Reference Rate and the Value of the Underlying Index Will Affect Our Decision to Call the Notes

Beginning on March    , 2014 (expected to be March 20, 2014), it is more likely that we will call the notes prior to the maturity date if (i) the LIBOR reference rate is within the LIBOR reference rate range, (ii) the closing value of the underlying index is greater than or equal to the index reference level and (iii) the quarterly interest payment on the notes is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.  If we call the notes, you may not be able to invest in other securities with a similar yield and level of risk.

The Market Price of the Notes Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the notes in the secondary market, including: the value and volatility of the LIBOR rate, the value, volatility and dividend yield of the underlying index, interest and yield rates generally, time remaining to maturity of the notes, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. You may receive less, and possibly significantly less, than the stated principal amount of the notes if you try to sell your notes prior to maturity.

You cannot predict the future performance of 3-Month USD-LIBOR-BBA or the S&P 500® Index based on their historical performance.  The LIBOR reference rate may increase and may be outside the LIBOR reference rate range or the value of the underlying index may decrease and be below the index reference level on every elapsed day so that you will receive no return on your investment.  There can be no assurance that both (i) the LIBOR reference rate will be within the LIBOR reference rate range and (ii) the closing value of the underlying index will be at or higher than the index reference level on any elapsed day so that you will receive a coupon payment on the notes for the related accrual period.  See “Description of 3-Month USD-LIBOR-BBA—Historical Data on 3-Month USD-LIBOR-BBA” and “Description of the S&P 500® Index—Historical Data on the S&P 500® Index.”

The Notes Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, to pay all amounts due on the notes, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the notes.

Investing in the Notes Is Not Equivalent to Investing in LIBOR Rates

Each quarterly interest payment will depend on a fixed rate multiplied by the number of days in a given accrual period where both the LIBOR reference rate is within the LIBOR reference rate range and the underlying index is greater than or equal to the index reference level and divided by the total number of days in such accrual period.  Therefore, each quarterly interest payment will not track the actual level of the LIBOR reference rate.  Accordingly, the notes are not a suitable investment for investors who are looking to receive interest payments directly tracking the LIBOR reference rate.

Investing in the Notes Is Not Equivalent to Investing in the Underlying Index

Investing in the notes is not equivalent to investing in the underlying index or its component stocks. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

Adjustments to the Underlying Index Could Adversely Affect the Value of the Notes

The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may also discontinue or suspend calculation or publication of the underlying index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

You Will Have No Rights Against the Publisher of the LIBOR Reference Rate or the Underlying Index Publisher

You will have no rights against the publisher of the LIBOR reference rate or the underlying index publisher, even though the amount you receive on an interest payment date will depend upon the level of the LIBOR reference rate and the closing value of the underlying index. The publisher of the LIBOR reference rate and the underlying index publisher are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should not invest in the notes unless you are willing to hold your notes to maturity (if we do not exercise our call right).

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes

Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the number of accrual days and the payment, if any, that you will receive on each interest payment date, upon early redemption or at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the selection of a successor index or calculation of the closing value in the event of discontinuance of the underlying index, may adversely affect the payout to you at maturity.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Notes

One or more of our affiliates expect to hedge our obligations under the notes and will carry out hedging activities related to the notes (and to other instruments linked to the LIBOR reference rate, the underlying index or its components stocks), including trading in stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures, related to the LIBOR reference rate and/or the underlying index and/or stocks that constitute the underlying index. Our affiliates also trade in stocks that constitute the underlying index and/or in instruments related to the LIBOR reference rate and/or the underlying index and/or stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities during the term of the notes could adversely affect the value of the underlying index and LIBOR reference rate on any elapsed day and, accordingly, whether an elapsed day is also an accrual day and we pay a quarterly coupon on the notes.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filing for May 12, 2011 on the SEC Web site):

▪	Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Callable 3-Month USD-LIBOR-BBA and S&P 500® Index Linked Range Accrual Notes Due March    , 2027 (the “Notes”) are callable securities offered by Citigroup Funding and have a maturity of 15 years.

Unlike ordinary debt securities, the Notes do not provide for regular payment of interest.  From and including the Original Issue Date, interest will accrue on the Notes at an annual rate of 7.00%, but only for each day during the applicable Accrual Period on which both (i) the LIBOR Reference Rate (as defined herein) is within a range from and including 0.00% to and including 6.00% (the “LIBOR Reference Rate Range”) and (ii) the Closing Value of the S&P 500® Index (which we also refer to as the “Underlying Index”) is greater than or equal to the “Index Reference Level,” which will equal 75% to 80% (to be determined on the Pricing Date) of the Closing Value of the Underlying Index on the Pricing Date.  If on each day for an entire Accrual Period either (i) the LIBOR Reference Rate is outside the LIBOR Reference Rate Range or (ii) the Closing Value of the Underlying Index is less than the Index Reference Level, then no interest will accrue on the Notes for that Accrual Period and you will not receive any interest payment on the related Interest Payment Date for that Accrual Period.  Additionally, if either (i) the LIBOR Reference Rate is outside the LIBOR Reference Rate Range or (ii) the Closing Value of the Underlying Index is less than the Index Reference Level on any Elapsed Day during a particular Accrual Period, you will not receive the entire contingent coupon of 7.00% per annum for the related Accrual Period.

The Notes mature on March    , 2027 (expected to be March 20, 2027), which we refer to as the “Maturity Date.”  If the Maturity Date falls on a day that is not a Business Day, the payment to be made on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date, and no additional interest will accrue as a result of such delayed payment.  We may call the Notes, in whole and not in part, for mandatory redemption on any quarterly Interest Payment Date beginning March    , 2014 (expected to be March 20, 2014) upon not less than five Business Days’ notice.  Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of Notes you then hold on that Interest Payment Date, plus accrued and unpaid interest, if any.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding.  Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the Notes, including any payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each Note represents a principal amount of $1,000.  You may transfer the Notes only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

On any quarterly Interest Payment Date, you will receive interest, which may be 0%, depending on both the LIBOR Reference Rate and the Closing Value of the Underlying Index on each Elapsed Day during the related Accrual Period, as described below.  We expect to pay interest, if any, in cash quarterly on each Interest Payment Date.

From and including the Original Issue Date, the Notes will pay a contingent quarterly coupon for the applicable Accrual Period of 7.00% per annum multiplied by the number of Accrual Days and divided by the number of Elapsed Days, each as defined below.  If the LIBOR Reference Rate is not within the LIBOR Reference Rate Range or the Closing Value of the Underlying Index is less than the Index Reference Level on any Elapsed Day during a particular Accrual Period, you will not receive the entire contingent coupon of 7.00% per annum for the related Accrual Period.  The per annum interest rate calculated for any quarterly Accrual Period is applicable only to that quarterly Accrual Period; interest payments for any other quarterly Accrual Period will vary and may be zero.

The interest payment amount per Note for any quarterly Accrual Period will equal the product of $1,000 and the per annum contingent quarterly coupon applicable to that quarterly Accrual Period divided by 4.

Beginning on March    , 2014 (expected to be March 20, 2014), it is more likely that we will call the Notes prior to their maturity if (i) the LIBOR Reference Rate is within the LIBOR Reference Rate Range, (ii) the Closing Value of the Underlying Index is greater than or equal to the Index Reference Level and (iii) the quarterly interest payment on the Notes is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.  If we call the Notes, you may not be able to invest in other securities with a similar yield and level of risk.  You should refer to the section “Risk Factors Relating to the Notes” for further information.

The structure of the interest payments on the Notes differs from notes that bear interest at a fixed rate.  You should understand how the interest rate calculations work before you decide to invest in the Notes.

Interest, if any, will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date (each, a “Regular Record Date”).

The “LIBOR Reference Rate” means, on any day, the 3-Month USD-LIBOR-BBA rate appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time, on such day, or if not available on such day, as set forth in the definition of “Accrual Day.”

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

An “Accrual Day” means an Elapsed Day on which both (i) the LIBOR Reference Rate is within the LIBOR Reference Rate Range and (ii) the Closing Value of the Underlying Index is greater than or equal to the Index Reference Level.  For the last four Business Days in an Accrual Period, the LIBOR Reference Rate and the Closing Value of the Underlying Index will not be observed and will be assumed to be the same as the LIBOR Reference Rate or the Closing Value of the Underlying Index, as applicable, on the Elapsed Day immediately preceding such unobserved days. If the LIBOR Reference Rate or the Closing Value of the Underlying Index is not available on an Elapsed Day for any reason (including weekends and holidays), then the LIBOR Reference Rate and the Closing Value of the Underlying Index for such Elapsed Day will be assumed to be the same as the LIBOR

Reference Rate or the Closing Value of the Underlying Index, as applicable, on the Elapsed Day immediately preceding such Elapsed Day.

An “Elapsed Day” means each calendar day during the relevant Accrual Period.

The “Accrual Period” means the period beginning on and including the Original Issue Date to but excluding the immediately following Interest Payment Date, and each successive period from and including an Interest Payment Date to but excluding the next Interest Payment Date.  An “Interest Payment Date” means each March    , June    , September    and December    (expected to be March 20, June 20, September 20 and December 20 respectively), beginning June    , 2012 (expected to be June 20, 2012).  If any such date is not a Business Day, then the interest payment to be made on that Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

The “Original Issue Date” means March    , 2012 (three Business Days after the Pricing Date).

The “Pricing Date” means the date on which the Notes are priced for initial sale to the public, which is expected to be March 15, 2012.

Subject to the terms described under “—Discontinuance of the Underlying Index” and “—Alteration of Method of Calculation” below, the “Closing Value” means the closing value of the Underlying Index as published by the Underlying Index Publisher.

The “Underlying Index Publisher” is Standard & Poor’s Financial Services LLC.

Hypothetical Amounts Payable

The table below presents examples of hypothetical interest rates at which interest would accrue on the Notes during any quarter after issuance of the Notes based on the number of Elapsed Days and Accrual Days in a related Accrual Period.

For illustrative purposes, the table assumes an Accrual Period that contains 90 Elapsed Days.  The example below is for purposes of illustration only and would provide different results if different assumptions were made.

The actual interest payments will depend on the actual number of Elapsed Days during the relevant Accrual Period and both the actual LIBOR Reference Rate and the actual Closing Value of the Underlying Index on each day. The applicable contingent quarterly coupon for each Accrual Period will be determined on a per-annum basis but will apply only to that Accrual Period.

Contingent Accrual Rate:	7.00% per annum

LIBOR Reference Rate Range:	0.00% to 6.00%, inclusive

Index Reference Level:	75% to 80% of the Closing Value of the Underlying Index on the Pricing Date. The actual Index Reference Level will be determined on the Pricing Date.

Hypothetical Number of Days the LIBOR Reference Rate Is Within the LIBOR Reference Rate Range and the Underlying Index Is Greater Than or Equal to the Index Reference Level (i.e., Accrual Days) During an Accrual Period
	Hypothetical Contingent Quarterly Coupon Rate (per Annum)	Hypothetical Quarterly Interest Payment per $1,000 Note
0	0.00%	$0.00
1	0.08%	$0.19
10	0.78%	$1.95
15	1.17%	$2.93
20	1.56%	$3.90
25	1.94%	$4.85
30	2.33%	$5.83
35	2.72%	$6.80
40	3.11%	$7.78
45	3.50%	$8.75
50	3.89%	$9.73
55	4.28%	$10.70
60	4.67%	$11.68
65	5.06%	$12.65
70	5.44%	$13.60
75	5.83%	$14.58
80	6.22%	$15.55
85	6.61%	$16.53
90	7.00%	$17.50

Payment at Maturity

Unless previously called by us, the Notes will mature on March    , 2027 (expected to be March 20, 2027). At maturity, you will receive for each Note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.  If March    , 2027 (expected to be March 20, 2027) is not a Business Day, you will receive your payment at maturity on the immediately following Business Day.  No additional interest will accrue on the Notes during this period.

Call Right

We may call the Notes, in whole and not in part, for mandatory redemption on any Interest Payment Date beginning March    , 2014 (expected to be March 20, 2014) upon not less than five Business Days’ notice to holders of the Notes in the manner described below. Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of Notes you then hold on that Interest Payment Date, plus accrued and unpaid interest, if any.  If we call the Notes on an Interest Payment Date that is not a Business Day, your payment will be made on the next succeeding Business Day with the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

So long as the Notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the Notes are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Discontinuance of the Underlying Index

If the Underlying Index Publisher discontinues publication of the Underlying Index or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Underlying Index, then the value of the Underlying Index will be determined by reference to the value of that index, which we refer to as a “successor index.”

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

If the Underlying Index Publisher discontinues publication of the Underlying Index and a successor index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the Underlying Index, the value to be substituted for the Underlying Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the Underlying Index prior to any such discontinuance.

If a successor index is selected or the Calculation Agent calculates a value as a substitute for the Underlying Index as described above, the successor index or value will be substituted for the Underlying Index for all purposes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the market value of the Notes.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Underlying Index or a successor index is changed in any material respect, or if the Underlying Index or a successor index is in any other way modified so that the value of the Underlying Index or the successor index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Underlying Index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Underlying Index or the successor index. Accordingly, if the method of calculating the Underlying Index or the successor index is modified so that the value of the Underlying Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment at maturity, calculated as though the maturity date of the Notes were the date of such acceleration. See “—Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a Note will be capped at the maturity payment, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date of the Notes through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC.  The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 1730T0WE5. The ISIN for the Notes is US1730T0WE53.

Calculation Agent

The “Calculation Agent” for the Notes will be Citigroup Global Markets, an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF 3-Month USD-LIBOR-BBA

General

3-Month USD-LIBOR-BBA is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market.

Historical Data on 3-Month USD-LIBOR-BBA

The following table sets forth the published high, low levels and end-of-quarter levels of 3-Month USD-LIBOR-BBA for each quarter in the period from January 2, 2007 through February 9, 2012. The level of 3-Month USD-LIBOR-BBA on February 9, 2012 was 0.5100%. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. These historical data on 3-Month USD-LIBOR-BBA should not be taken as an indication of future performance of 3-Month USD-LIBOR-BBA during the term of the Notes or what the value of the Notes may be.  Any historical upward or downward trend in 3-Month USD-LIBOR-BBA during any period set forth below is not an indication that 3-Month USD-LIBOR-BBA is more or less likely to increase or decrease at any time over the term of the Notes.

	High	Low	Period End
2007
Quarter
First	5.3603	5.3300	5.3500
Second	5.3600	5.3500	5.3600
Third	5.7250	5.1981	5.2288
Fourth	5.2531	4.7025	4.7025
2008
Quarter
First	4.6806	2.5419	2.6881
Second	2.9200	2.6381	2.7831
Third	4.0525	2.7850	4.0525
Fourth	4.8188	1.4250	1.4250
2009
Quarter
First	1.4213	1.0825	1.1919
Second	1.1769	0.5950	0.5950
Third	0.5875	0.2825	0.2869
Fourth	0.2844	0.2488	0.2506
2010
Quarter
First	0.2915	0.2488	0.2915
Second	0.5393	0.2915	0.5339
Third	0.5336	0.2894	0.2900
Fourth	0.3038	0.2844	0.3031
2011
Quarter
First	0.3140	0.3028	0.3030
Second	0.3010	0.2450	0.2458
Third	0.3743	0.2458	0.3743
Fourth	0.5810	0.3776	0.5810
2012
Quarter
First (through February 9, 2012)	0.5825	0.5100	0.5100

The following graph illustrates the historical performance of 3-Month USD-LIBOR-BBA on each day such rates were available from January 2, 2007 through February 9, 2012.

Daily Rate

DESCRIPTION OF THE S&P 500® INDEX

General

Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this pricing supplement, including, without limitation, its composition, method of calculation and changes in components, from publicly available sources. Such information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”).  S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that, in the judgment of S&P, the S&P 500® Index reflects the performance of the U.S. equity markets.

As of February 9, 2012, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of February 9, 2012, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.82%), Consumer Staples (10.75%), Energy (12.02%), Financials (14.34%), Health Care (11.40%), Industrials (10.93%), Information Technology (19.90%), Materials (3.67%), Telecommunication Services (2.70%) and Utilities (3.48%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT.

Computation of the S&P 500® Index

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the S&P 500® Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all S&P 500® component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

Historical Data on the S&P 500® Index

The following table sets forth the published high, low and end-of-quarter Closing Values of the S&P 500® Index for each quarter in the period from January 2, 2007 through February 9, 2012. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  Historical data on the S&P

500® Index are not indicative of the future performance of the S&P 500® Index or what the market value of the Notes may be. Any historical upward or downward trend in the value of the S&P 500® Index during any period set forth below is not an indication that the S&P 500® Index is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Period End
2007
Quarter
First	1,459.68	1,374.12	1,420.86
Second	1,539.18	1,424.55	1,503.35
Third	1,553.08	1,406.70	1,526.75
Fourth	1,565.15	1,407.22	1,468.36
2008
Quarter
First	1,447.16	1,273.37	1,322.70
Second	1,426.63	1,278.38	1,280.00
Third	1,305.32	1,106.39	1,166.36
Fourth	1,161.06	752.44	903.25
2009
Quarter
First	934.70	676.53	797.87
Second	946.21	811.08	919.32
Third	1,071.66	879.13	1,057.08
Fourth	1,127.78	1,025.21	1,115.10
2010
Quarter
First	1,174.17	1,056.74	1,169.43
Second	1,217.28	1,030.71	1,030.71
Third	1,148.67	1,022.58	1,141.20
Fourth	1,225.85	1,137.03	1,187.76
2011
Quarter
First	1,276.56	1,269.75	1,274.48
Second	1,363.61	1,265.42	1,320.64
Third	1,353.22	1,119.46	1,131.42
Fourth	1,285.09	1,099.23	1,257.60
2012
Quarter
First (through February 9, 2012)	1,351.95	1,277.06	1,351.95

On February 9, 2012, the Closing Value of the S&P 500® Index was 1,351.95.

The following graph illustrates the historical performance of the S&P 500® Index based on the Closing Value thereof on each day such values were available from January 2, 2007 through February 9, 2012.

License Agreement

S&P and Citigroup Global Markets, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial products, including the Notes.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Notes. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE

POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

All disclosures contained in this pricing supplement regarding the S&P 500® Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $         principal amount of Notes (         Notes) for at least $965.00 per Note (as described in this paragraph), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc.  Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to selected broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, at the public offering price less a fixed selling concession of $35.00 per Note, and to selected dealers not affiliated with Citigroup Global Markets at the public offering price less a variable selling concession of up to $35.00 per Note. Citigroup Global Markets will pay the applicable selling concession to selected dealers and their financial advisors collectively. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

The Notes will not be listed on any exchange.

Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission) and may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Mexico

Pursuant to the Mexican Securities Market Law, the Notes have not been, and will not be, registered with the Mexican National Registry of Securities and may not be offered or sold publicly in the United Mexican States.

Uruguay

In Uruguay, the Notes are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 16,749. The Notes are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay. The Notes do not qualify as an investment fund regulated by Uruguayan law 16,774, as amended.

Peru

The information contained in this pricing supplement has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru's National Corporations and Securities Supervisory Commission or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-

EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Bolivia

The offshore Notes are not governed by Bolivian legislation nor are they registered with or regulated by the Bolivian regulatory authorities.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased the Notes, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

Callable 3-Month USD-LIBOR-BBA
and S&P 500® Index Linked Range
Accrual Notes
Due March     , 2027

($1,000 Principal Amount per Note)
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

Pricing Supplement

March    , 2012
(Including Prospectus Supplement dated
May 12, 2011 and Prospectus dated
May 12, 2011)

____________________
TABLE OF CONTENTS

Page
Pricing Supplement

Summary Information—Q&A	PS-2
Preliminary Terms	PS-7
Risk Factors Relating to the Notes	PS-9
Description of the Notes	PS-12
Description of 3-Month USD-LIBOR-BBA	PS-18
Description of the S&P 500® Index	PS-20
Plan of Distribution; Conflicts of Interest	PS-25
ERISA Matters	PS-28

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28